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                                                                       EXHIBIT 5


                                 July 14, 1998




Consolidation Capital Corporation
800 Connecticut Avenue, N.W.
Suite 1111
Washington DC 20006

Re:  Registration Statement on Form S-8:
     Consolidation Capital Corporation Stock Options

Gentlemen:

We have acted as special counsel to Consolidation Capital Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8, including the exhibits thereto (the "Registration Statement"), to be filed under the Securities Act of 1933, as amended (the "Act"), for the registration of 1,000,000 shares (the "Shares") of Common Stock, par value $.001 per share, to be offered and sold pursuant to stock option agreements to be executed by the Company in connection with the Company's acquisition of other businesses, assets or securities (the "Option Agreements").

In connection with this opinion, we have examined the Registration Statement, the Restated Certificate of Incorporation, the Amended and Restated By-laws of the Company, certain of the Company's corporate proceedings as reflected in its minute books and such other records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

For purposes of this opinion, we have assumed that the execution of the Option Agreements shall have been duly authorized by all necessary corporate action as of the date of the execution of such Option Agreements, and that such Option Agreements shall have been duly executed prior to the exercise of the options that are the subject of such Option Agreements. In addition, we have assumed that the Shares will be issued in accordance with the terms of the Option Agreements, and the certificates evidencing the same will be duly delivered against receipt of the consideration stipulated therefor which will be in an amount specified in the governing Option Agreement or otherwise in an amount no less than the par value of the Shares.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.



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Consolidation Capital Corporation
July 14, 1998
Page 2


The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP